Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Second Quarter 2016 Results

•	Revenue Increases 17 Percent to $1.75 Billion
•	Full-Year Revenue and Core EPS Guidance Raised

Dallas, TX, July 21, 2016 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended June 30, 2016.

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2016	2015	% Change
Revenue	$1,749	$1,501	+17%
Net income	$141	$130	+8%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$1.24	$2.11	-41%
Diluted shares outstanding	59.0	62.3	-5%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$472	$432	+9%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$422	$393	+7%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.68	$3.32	+11%

(a)	2015 profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
July 21, 2016

CONSOLIDATED RESULTS
Revenue increased 17 percent to $1.75 billion while adjusted EBITDA, net increased 7 percent to $422 million for the second quarter of 2016. Net income increased 8 percent to $141 million, while EPS decreased 41 percent to $1.24 due to $1.14 in accretion charges related to the purchase of the remaining 20 percent interest in BrandLoyalty. Core EPS increased 11 percent to $3.68 for the second quarter of 2016, compared to guidance of $3.58. Unfavorable foreign exchange rates reduced both revenue and core EPS by less than 1 percent compared to the second quarter of 2015.
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "We started the year with below trend growth rates of 5 percent for revenue and core EPS in the first quarter. At that time we guided to a modest acceleration in growth rates to 8 percent for revenue and core EPS in the second quarter, with the goal of returning to double-digit growth in revenue and core EPS in the back-half of 2016.
"What we saw in the second quarter was an early acceleration across the company as revenue and core EPS surged 17 percent and 11 percent, respectively. This strong performance makes our previous full-year guidance of 10 percent and 11 percent growth in revenue and core EPS, respectively, seem conservative. As such, we are raising guidance on both."
Heffernan continued, "As I have previously indicated, we need three things to happen for this year to really come together. Encouragingly, each is trending in line with or better than expectations. First, Epsilon performed better than anticipated as revenue turned from down 2 percent in the first quarter to up 5 percent in the second quarter, compared to our expectations of a 2 to 3 percent turn. Adjusted EBITDA decreased 9 percent compared to the second quarter of 2015, but improved substantially from the 22 percent decline in the first quarter with an expected flip to positive growth in the third quarter as India comes fully online and redundant costs are eliminated. Second, Card Services' gross yield, which was down 210 basis points in the first quarter, improved dramatically to just 80 basis points down in the second quarter, roughly a quarter ahead of expectations. Third, Card Services' principal loss rate came in as expected at 5.1 percent in the second quarter, 10 basis points better than the first quarter and on track for a 5.0 percent loss rate for the year as per guidance set at the beginning of this year.
"Finally, we have repurchased approximately 2.6 million shares year-to-date, and used about half of our full-year authorization. Additionally, we acquired the final 20 percent ownership of BrandLoyalty during the quarter. M&A wasn't a priority for us this year, but this was an opportunity too good to pass."

Alliance Data Systems Corporation
July 21, 2016

SEGMENT REVIEW
LoyaltyOne®: Revenue increased 17 percent to $352 million, while adjusted EBITDA increased 20 percent to $79 million for the second quarter of 2016. On a constant currency basis, revenue increased 19 percent, while adjusted EBITDA increased 23 percent, compared to the second quarter of 2015.
AIR MILES® revenue increased 6 percent on a constant currency basis driven by strong redemption growth. AIR MILES reward miles issued decreased 3 percent compared to the second quarter of 2015 due to reduced promotional activity and the one-time issuance of AIR MILES reward miles related to the conversion of Sobeys' legacy program in the second quarter of 2015. AIR MILES reward miles redeemed increased 8 percent compared to the second quarter of 2015, due to double-digit growth in AM Cash, the instant reward program option.
BrandLoyalty revenue increased 44 percent on a constant currency basis. North American expansion efforts continue to develop with 5 programs scheduled in Canada and 2 programs in the U.S. for 2016. The initial program in the U.S. with a top 3 grocer was very successful with the pilot stores showing revenue growth approximately 1.5 percent higher than non-pilot stores. Plans are underway to extend the program to the full store network at a later date.
LoyaltyOne acquired the remaining 20 percent ownership of BrandLoyalty effective April 1, 2016 for approximately $259 million in consideration. Because the remaining ownership was purchased prior to the 10 percent tranches scheduled for January 2017 and January 2018, the consideration paid exceeded the carrying value of the redeemable non-controlling interest on the balance sheet. The difference of $68 million is a charge to retained earnings, but nonetheless is considered in the calculation of EPS, which was reduced by $1.14.
Epsilon®: Revenue increased 5 percent to $519 million, and adjusted EBITDA decreased 9 percent to $103 million for the second quarter of 2016. Adjusted EBITDA decreased $10 million from the second quarter of 2015, primarily due to approximately $6 million in duplicative payroll costs as the new India office ramps up, and approximately $3 million in severance expense. These costs are expected to abate in the third quarter.
Digital & technology platforms revenue increased a robust 14 percent to $387 million, largely driven by a 66 percent increase in CRM. The backlog for CRM continues to grow as 22 new clients have already been signed in 2016 with an annual contract value of approximately $50 million. Conversely, agency media & services revenue dropped 15 percent from the prior year to $132 million due to broad-based weakness, especially in the telco, CPG and retail verticals. This compares to a 23 percent decline in the first quarter.
The agency media & services offering has been weak for several quarters due to a combination of decreased spending by a large customer in traditional agency and lower volume of digital media buys from large, third-party agencies. In response, three initiatives were undertaken during the second quarter. The first was to adjust the cost structure commensurate with lower revenue expectations. That is largely complete. The second, which is a longer-term initiative, is to redirect digital agency toward mid-size agencies and direct-to-clients. The third is to pivot digital agency towards data-driven marketing and insights, thus creating a CRM 'light' solution for clients who are not yet ready for full CRM.

Alliance Data Systems Corporation
July 21, 2016

Card Services: Revenue increased 25 percent to $886 million and adjusted EBITDA, net increased 10 percent to $276 million for the second quarter of 2016.
Gross yields were 25.4 percent for the second quarter of 2016, down approximately 80 basis points from the prior comparable period. The decrease is primarily due to portfolio growth and program changes.
Operating expenses increased 24 percent to $332 million, or 9.5 percent of average receivables compared to 9.9 percent in the second quarter of 2015, indicating strong operating leverage. The loan loss provision increased 47 percent to $228 million, driven by strong growth in average card receivables and higher principal loss rates. Portfolio funding costs were $50 million for the second quarter of 2016, or 1.4 percent of average credit card receivables, up 10 basis points from the second quarter of 2015.
Credit sales increased 18 percent to $7.1 billion for the second quarter of 2016, supported by a 5 percent increase in core cardholder spending as tender share gains of approximately 180 basis points continued. Average credit card receivables, excluding amounts reclassified as assets held for sale, increased 24 percent to $13.5 billion compared to the second quarter of 2015, while net principal loss rates for the second quarter of 2016 were 5.1 percent, up 60 basis points from last year. The increase is primarily due to account seasoning and lower recoveries.
Guidance
Guidance for 2016 has been raised to $7.15 billion in revenue, an 11 percent increase, and $16.85 in core EPS, a 12 percent increase, both as compared to 2015.
Third quarter guidance is $1.78 billion in revenue and $4.42 in core EPS, both representing a 12 percent increase, as compared to the third quarter of 2015.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
July 21, 2016

Conference Call
Alliance Data will host a conference call on Thursday, July 21, 2016 at 8:30 a.m. (Eastern Time) to discuss the Company's second-quarter 2016 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "39255550". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, July 21, 2016.
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates and the guidance we give with respect to our anticipated financial performance.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.
Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
July 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$1,748.8	$1,500.6	$3,425.0	$3,101.8
Operating expenses:
Cost of operations	1,070.8	937.5	2,102.4	1,957.5
Provision for loan loss	227.8	155.3	399.7	290.3
Depreciation and amortization	129.6	122.1	258.0	243.7
Total operating expenses	1,428.2	1,214.9	2,760.1	2,491.5
Operating income	320.6	285.7	664.9	610.3
Interest expense, net:
Securitization funding costs	30.0	24.6	60.4	48.4
Interest expense on deposits	20.2	11.6	37.4	23.4
Interest expense on long-term and other debt, net	53.5	44.5	104.7	87.0
Total interest expense, net	103.7	80.7	202.5	158.8
Income before income tax	$216.9	$205.0	$462.4	$451.5
Income tax expense	76.2	75.0	162.8	156.6
Net income	$140.7	$130.0	$299.6	$294.9
Less: Net income (loss) attributable to non-controlling interest	—	(1.3)	1.8	1.0
Net income attributable to common stockholders	$140.7	$131.3	$297.8	$293.9

Per share data:

Numerator
Net income attributable to common stockholders	$140.7	$131.3	$297.8	$293.9
Less: Accretion of redeemable non-controlling interest	67.6	—	83.5	15.2
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$73.1	$131.3	$214.3	$278.7

Denominator
Weighted average shares outstanding – basic	58.8	61.9	59.3	62.5
Weighted average shares outstanding – diluted	59.0	62.3	59.6	63.0

Basic – Net income attributable to common stockholders	$1.24	$2.12	$3.61	$4.46
Diluted – Net income attributable to common stockholders	$1.24	$2.11	$3.60	$4.43

Alliance Data Systems Corporation
July 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2016	December 31, 2015 (1)

Assets
Cash and cash equivalents	$1,316.5	$1,168.0
Credit card and loan receivables:
Credit card and loan receivables	13,985.2	13,799.5
Allowance for loan loss	(782.6)	(741.6)
Credit card and loan receivables, net	13,202.6	13,057.9
Credit card and loan receivables held for sale	508.1	95.5
Redemption settlement assets, restricted	473.2	456.6
Intangible assets, net	1,128.8	1,203.7
Goodwill	3,835.1	3,814.1
Other assets	2,306.9	2,554.1
Total assets	$22,771.2	$22,349.9

Liabilities and Equity
Deferred revenue	$853.9	$844.9
Deposits	6,865.8	5,605.9
Non-recourse borrowings of consolidated securitization entities	6,000.2	6,482.7
Long-term and other debt	5,715.7	5,017.4
Other liabilities	1,605.9	2,221.6
Total liabilities	21,041.5	20,172.5
Redeemable non-controlling interest	—	167.4
Stockholders' equity	1,729.7	2,010.0
Total liabilities and equity	$22,771.2	$22,349.9

(1)	Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2015-03, "Simplifying the Presentation of Debt Issuance Costs."

Alliance Data Systems Corporation
July 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2016	2015

Cash Flows from Operating Activities:
Net income	$299.6	$294.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	258.0	243.7
Deferred income taxes	(14.0)	(42.9)
Provision for loan loss	399.7	290.3
Non-cash stock compensation	41.4	51.5
Change in operating assets and liabilities	(352.1)	(233.4)
Originations of loan receivables held for sale	(3,386.5)	(2,888.6)
Sales of loan receivables held for sale	3,393.9	2,856.9
Other	91.1	(8.6)
Net cash provided by operating activities	731.1	563.8

Cash Flows from Investing Activities:
Change in redemption settlement assets	18.4	(8.6)
Change in credit card and loan receivables	(352.6)	(272.1)
Purchase of credit card portfolios	(749.1)	—
Sale of credit card portfolios	5.9	26.9
Capital expenditures	(107.6)	(88.1)
Other	16.2	2.6
Net cash used in investing activities	(1,168.8)	(339.3)

Cash Flows from Financing Activities:
Borrowings under debt agreements	2,449.9	1,751.1
Repayments of borrowings	(1,766.2)	(1,102.3)
Issuances of deposits	2,431.8	1,010.2
Repayments of deposits	(1,168.3)	(1,205.4)
Non-recourse borrowings of consolidated securitization entities	1,205.0	1,620.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,690.0)	(1,588.8)
Payment of acquisition-related contingent consideration	—	(205.9)
Acquisition of non-controlling interest	(360.7)	(87.4)
Purchase of treasury shares	(522.6)	(676.7)
Other	1.4	22.1
Net cash provided by (used in) financing activities	580.3	(463.1)

Effect of exchange rate changes on cash and cash equivalents	5.9	(16.3)
Change in cash and cash equivalents	148.5	(254.9)
Cash and cash equivalents at beginning of period	1,168.0	1,077.2
Cash and cash equivalents at end of period	$1,316.5	$822.3

Alliance Data Systems Corporation
July 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Segment Revenue:
LoyaltyOne	$352.3	$301.7	17%	$706.9	$689.6	3%
Epsilon	518.8	495.2	5	1,012.1	1,000.1	1
Card Services	885.8	710.4	25	1,721.3	1,425.1	21
Corporate/Other	0.1	—	nm*	0.2	0.1	nm*
Intersegment Eliminations	(8.2)	(6.7)	nm*	(15.5)	(13.1)	nm*
Total	$1,748.8	$1,500.6	17%	$3,425.0	$3,101.8	10%
Segment Adjusted EBITDA, net:
LoyaltyOne	$79.3	$63.1	26%	$153.0	$132.7	15%
Epsilon	102.6	112.6	(9)	183.4	216.2	(15)
Card Services	276.4	251.4	10	583.9	533.2	10
Corporate/Other	(36.8)	(34.6)	6	(59.3)	(59.3)	—
Total	$421.5	$392.5	7%	$861.0	$822.8	5%

Key Performance Indicators:
Credit card statements generated	69.7	59.2	18%	135.3	117.9	15%
Credit sales	$7,098.8	$6,008.6	18%	$13,277.0	$10,968.5	21%
Average receivables	$13,505.3	$10,866.2	24%	$13,521.0	$10,771.8	26%
AIR MILES reward miles issued	1,432.5	1,482.2	(3)%	2,718.7	2,711.1	—%
AIR MILES reward miles redeemed	1,232.2	1,142.1	8%	2,516.1	2,354.8	7%

* nm-not meaningful

Alliance Data Systems Corporation
July 21, 2016

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$140.7	$130.0	$299.6	$294.9
Income tax expense	76.2	75.0	162.8	156.6
Total interest expense, net	103.7	80.7	202.5	158.8
Depreciation and other amortization	41.1	34.9	80.9	68.5
Amortization of purchased intangibles	88.5	87.2	177.1	175.2
Stock compensation expense	21.5	24.1	41.4	51.5
Adjusted EBITDA	$471.7	$431.9	$964.3	$905.5
Less: Funding costs (1)	50.2	36.2	97.8	71.8
Less: Adjusted EBITDA attributable to non-controlling interest	—	3.2	5.5	10.9
Adjusted EBITDA, net of funding costs and non-controlling interest	$421.5	$392.5	$861.0	$822.8

Core Earnings:
Net income	$140.7	$130.0	$299.6	$294.9
Add back: non-cash/ non-operating items:
Stock compensation expense	21.5	24.1	41.4	51.5
Amortization of purchased intangibles	88.5	87.2	177.1	175.2
Non-cash interest expense (2)	6.3	5.9	12.7	11.8
Income tax effect (3)	(39.6)	(38.5)	(78.5)	(86.7)
Core earnings	217.4	208.7	452.3	446.7
Less: Core earnings attributable to non-controlling interest	—	1.8	4.0	7.5
Core earnings attributable to common stockholders	$217.4	$206.9	$448.3	$439.2

Weighted average shares outstanding – diluted	59.0	62.3	59.6	63.0
Core earnings attributable to common stockholders per share - diluted	$3.68	$3.32	$7.52	$6.98

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of debt issuance costs and mark-to-market gains on interest rate derivatives.
(3)	Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate for each respective period.

Alliance Data Systems Corporation
July 21, 2016

	Three Months Ended June 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$54.2	$10.8	$300.7	$(45.1)	$320.6
Depreciation and amortization	22.5	82.4	22.4	2.3	129.6
Stock compensation expense	2.6	9.4	3.5	6.0	21.5
Adjusted EBITDA	79.3	102.6	326.6	(36.8)	471.7
Less: Funding costs	—	—	50.2	—	50.2
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$79.3	$102.6	$276.4	$(36.8)	$421.5

	Three Months Ended June 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$42.9	$19.8	$266.2	$(43.2)	$285.7
Depreciation and amortization	20.5	81.7	17.6	2.3	122.1
Stock compensation expense	2.9	11.1	3.8	6.3	24.1
Adjusted EBITDA	66.3	112.6	287.6	(34.6)	431.9
Less: Funding costs	—	—	36.2	—	36.2
Less: Adjusted EBITDA attributable to non‑controlling interest	3.2	—	—	—	3.2
Adjusted EBITDA, net	$63.1	$112.6	$251.4	$(34.6)	$392.5

	Six Months Ended June 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$109.9	$(1.7)	$632.1	$(75.4)	$664.9
Depreciation and amortization	43.4	167.1	42.4	5.1	258.0
Stock compensation expense	5.2	18.0	7.2	11.0	41.4
Adjusted EBITDA	158.5	183.4	681.7	(59.3)	964.3
Less: Funding costs	—	—	97.8	—	97.8
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$153.0	$183.4	$583.9	$(59.3)	$861.0

	Six Months Ended June 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$97.4	$26.8	$561.4	$(75.3)	$610.3
Depreciation and amortization	40.5	162.8	36.0	4.4	243.7
Stock compensation expense	5.7	26.6	7.6	11.6	51.5
Adjusted EBITDA	143.6	216.2	605.0	(59.3)	905.5
Less: Funding costs	—	—	71.8	—	71.8
Less: Adjusted EBITDA attributable to non‑controlling interest	10.9	—	—	—	10.9
Adjusted EBITDA, net	$132.7	$216.2	$533.2	$(59.3)	$822.8